Exhibit 99.1

Glenpointe Centre West
500 Frank W. Burr Blvd.
Teaneck, NJ 07666

FOR IMMEDIATE RELEASE

Contact: David Nelson
Vice President, Investor Relations
201-498-8840 david.nelson@cognizant.com

Press: Brian Maddox/Hannah Sloane
FD
212-850-5600 hannah.sloane@fd.com

COGNIZANT REPORTS SECOND QUARTER 2009 RESULTS

•	Revenue for the quarter up 13% year-over-year and 4% sequentially

•	Raises guidance for FY2009 Revenue and EPS

Teaneck, NJ – August 4, 2009 – Cognizant Technology Solutions Corporation (NASDAQ: CTSH), a leading provider of information technology, consulting and business process outsourcing services, today announced its second quarter 2009 financial results.

Highlights – Second Quarter 2009

•	Quarterly revenue rose to $776.6 million, up 13% from the year-ago quarter and up 4% sequentially.

•	Quarterly diluted EPS on a GAAP basis was $0.47, compared to $0.35 in the year-ago quarter.

•	Quarterly diluted EPS on a non-GAAP basis, which excludes stock-based compensation and stock-based Indian fringe benefit tax expense, was $0.50, compared to $0.39 in the year-ago quarter.

•	GAAP and non-GAAP diluted EPS includes the positive impact of $0.04 in non-operating foreign currency exchange gains.

Revenue for the second quarter of 2009 rose to $776.6 million, up 13% from $685.4 million in the second quarter of 2008. GAAP net income was $141.3 million, or $0.47 per diluted share, compared to $103.9 million, or $0.35 per diluted share, in the second quarter of 2008. Diluted earnings per share on a non-GAAP basis was $0.50. GAAP operating margin for the quarter was 19.5%. Excluding stock based compensation expense of $8.4 million and stock-based Indian fringe benefit tax expense of $1.3 million, non-GAAP operating margin was 20.8%, above the Company’s targeted 19-20% range. Earnings for the quarter included $14.1 million of pre-tax non-operating foreign currency exchange gains (net of hedge losses), or $0.04 per share, primarily resulting from favorable fluctuations in the European currencies and Indian Rupee during the period. Reconciliations of non-GAAP financial measures to GAAP operating results and diluted EPS are included at the end of this release.

“Despite a fluid economic environment, we posted industry-leading revenue growth this quarter, which demonstrates the resilience of our business model and our ability to adapt to evolving client needs,” said Francisco D’Souza, President and CEO of Cognizant. “Large corporations are seeking us out to streamline global delivery, rationalize costs and create new business capabilities that significantly advance their business objectives over the short-, medium- and long-term. I am pleased that during the quarter we further solidified our leadership position in multiple industries, expanded our range of services, specifically in engineering services and industrial automation, and deepened our presence in emerging geographies such as Asia Pacific and the Middle East.”

Mr. D’Souza continued: “Based on the strength of our second quarter results, we’re increasing our 2009 revenue growth guidance from at least 10% to at least 11.5%. We are convinced that technology will play an integral role in the global economic recovery, and Cognizant is well positioned to capitalize on the unfolding cyclical and secular opportunities.”

2009 Outlook – Third Quarter & Full Year

The Company is providing the following guidance:

•	Third quarter 2009 revenue anticipated to be at least $800 million.

•	Third quarter 2009 diluted EPS is expected to be $0.40 on a GAAP basis and $0.44 on a non-GAAP basis, which excludes $0.04 of estimated stock-based compensation expense.

•	Fiscal 2009 revenue expected to be at least $3.14 billion, up at least 11.5% compared to 2008.

•

Fiscal 2009 diluted EPS expected to be at least $1.66 on a GAAP basis, and at least $1.80 on a non-GAAP basis, which excludes $0.14 of estimated stock-based compensation and stock-based Indian fringe benefit tax expense.

•

The proposed India Government Budget for the current fiscal year includes abolition of the stock-based Fringe Benefit Tax effective April 1, 2009. The budget has been approved by the Parliament and is awaiting signature of the President. EPS guidance assumes the elimination of the stock-based Fringe Benefit Tax passes into law during the third quarter.

•	Due to continued volatility in the currency markets, EPS guidance excludes any future non-operating foreign currency exchange gain or loss.

“We had an excellent second quarter during which we saw healthy demand and increased revenue, while maintaining our discipline of operational excellence and reinvesting in our business to enhance our competitiveness longer-term,” said Gordon Coburn, Chief Financial and Operating Officer. “The resilience of our business model, backed by our strategic decision of reinvestment, helps us provide increasing value to our customers while nurturing those trusted relationships. In addition, we strengthened our balance sheet significantly with our cash, and short- and long-term investments increasing by approximately $175 million during the quarter to a total of $1.14 billion.”

Conference Call

Cognizant will host a conference call August 4, at 9:00 a.m. (ET) to discuss the Company’s quarterly results. To listen to the call, please dial (800) 374-0467 domestically or (706) 679-3288 internationally and provide the conference ID number: 20632230. The call will also be broadcast live via the Internet at

Cognizant’s web site, www.cognizant.com. Please go to the web site at least fifteen minutes prior to the call to register, download and install any necessary audio software. A replay will be made available on the web site at or by calling (800) 642-1687 for domestic callers and (706) 645-9291 for international callers and entering “20632230” from two hours after the end of the call until 11:59 p.m. (ET) on Wednesday, August 12, 2009. The replay will also be available at Cognizant’s web site for thirty days following the call.

About Cognizant Technology Solutions

Cognizant (NASDAQ: CTSH) is a leading provider of information technology, consulting and business process outsourcing services. Cognizant’s single-minded passion is to dedicate our global technology and innovation know-how, our industry expertise and worldwide resources to working together with clients to make their businesses stronger. With over 50 global delivery centers and 64,000 employees as of June 30, 2009, we combine a unique onsite/offshore delivery model infused by a distinct culture of customer satisfaction. A member of the NASDAQ-100 Index and S&P 500 Index, Cognizant is a Forbes Global 2000 company and a member of the Fortune 1000 and is ranked among the top information technology companies in BusinessWeek’s Hot Growth and Top 50 Performers listings. Visit us online at www.cognizant.com.

Forward-Looking Statements

This press release includes statements which may constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the accuracy of which are necessarily subject to risks, uncertainties, and assumptions as to future events that may not prove to be accurate. Factors that could cause actual results to differ materially from those expressed or implied include general economic conditions and the factors discussed in our most recent Form 10-K and other filings with the Securities and Exchange Commission. Cognizant undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as may be required under applicable securities law.

About Non-GAAP Financial Measures

To supplement the consolidated financial statements presented in accordance with GAAP, this press release includes the following measures defined by the Securities and Exchange Commission as non-GAAP financial measures: non-GAAP operating margin and non-GAAP diluted earnings per share. These non-GAAP measures are not based on any comprehensive set of accounting rules or principles and should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures, the financial statements prepared in accordance with GAAP and reconciliations of Cognizant’s GAAP financial statements to such non-GAAP measures should be carefully evaluated.

We seek to manage the company to a targeted operating margin, excluding stock-based compensation costs and stock-based Indian fringe benefit tax expense, of 19% to 20% of revenues. Accordingly, we believe that non-GAAP operating margin and non-GAAP diluted earnings per share, excluding stock-based compensation costs and stock-based Indian fringe benefit tax expense, are meaningful measures for investors to evaluate our financial performance. For our internal management reporting and budgeting purposes, we use financial statements that do not include stock-based compensation expense and stock-based Indian fringe benefit tax expense for financial and operational decision making, to evaluate period-to-period comparisons and for making comparisons of our operating results to those of our competitors. Moreover, because of varying available valuation methodologies and the variety of award types that companies can use under FAS 123R, we believe that providing non-GAAP financial measures that exclude stock-based compensation allows investors to make additional comparisons between our operating results to those of other companies. Accordingly, we believe that the presentation of non-GAAP operating margin and non-GAAP diluted earnings per share, when read in conjunction with our reported GAAP results, can provide useful supplemental information to our management and investors regarding financial and business trends relating to our financial condition and results of operations.

A limitation of using non-GAAP operating margin and non-GAAP diluted earnings per share versus operating margin and diluted earnings per share calculated in accordance with GAAP is that non-GAAP operating margin and non-GAAP diluted earnings per share exclude costs, namely, stock-based compensation expense that is recurring, and stock-based Indian fringe benefit tax expense which is expected to be abolished during the third quarter of 2009. Stock-based compensation will continue to be for the foreseeable future a significant recurring expense in our business. In addition, other companies may calculate non-GAAP financial measures differently than us, thereby limiting the usefulness of these non-GAAP financial measures as a comparative tool. We compensate for this limitation by providing specific information regarding the GAAP amounts excluded from non-GAAP operating margin and non-GAAP diluted earnings per share and evaluating such non-GAAP financial measures with financial measures calculated in accordance with GAAP.

-tables to follow-

COGNIZANT TECHNOLOGY SOLUTIONS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(In thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
Revenues	$776,592	$685,427	$1,522,454	$1,328,533
Operating expenses:
Cost of revenues (exclusive of depreciation and amortization expense shown separately below)	433,340	380,867	853,048	747,132
Selling, general and administrative expenses	170,003	167,105	336,875	315,958
Depreciation and amortization expense	21,579	17,777	42,731	34,070

Income from operations	151,670	119,678	289,800	231,373

Other income (expense), net:
Interest income	2,622	4,864	5,092	11,084
Other income / (expense), net	14,874	(485)	9,763	3,469

Total other income / (expense), net	17,496	4,379	14,855	14,553

Income before provision for income taxes	169,166	124,057	304,655	245,926
Provision for income taxes	27,911	20,201	50,268	40,197

Net income	$141,255	$103,856	$254,387	$205,729

Basic earnings per share	$0.48	$0.36	$0.87	$0.71

Diluted earnings per share	$0.47	$0.35	$0.85	$0.69

Weighted average number of common shares outstanding	292,337	289,709	291,975	288,940

Weighted average number of common and dilutive shares outstanding	299,272	299,332	298,633	299,192

COGNIZANT TECHNOLOGY SOLUTIONS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION (Unaudited)

(In thousands)

	June 30, 2009	December 31, 2008
Assets
Current Assets
Cash and cash equivalents	$860,377	$735,066
Short-term investments	122,795	27,513
Trade accounts receivable, net of allowances of $14,037 and $13,441, respectively	553,067	517,481
Unbilled accounts receivable	82,849	62,158
Deferred income tax assets, net	45,362	48,315
Other current assets	99,224	77,586

Total Current Assets	1,763,674	1,468,119
Property and equipment, net	446,926	455,254
Long-term investments	160,782	161,693
Goodwill	154,196	154,035
Other intangible assets, net	45,858	47,790
Deferred income tax assets, net	58,919	52,816
Other assets	42,932	34,853

Total Assets	$2,673,287	$2,374,560

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$45,739	$39,970
Deferred revenue	32,107	38,123
Accrued expenses and other liabilities	312,012	309,484

Total Current Liabilities	389,858	387,577
Deferred income tax liabilities, net	624	7,294
Other noncurrent liabilities	15,108	14,111

Total Liabilities	405,590	408,982

Stockholders’ Equity	2,267,697	1,965,578

Total Liabilities and Stockholders’ Equity	$2,673,287	$2,374,560

COGNIZANT TECHNOLOGY SOLUTIONS CORPORATION

Reconciliation of Non-GAAP Financial Measures to Comparable GAAP Measures

(In thousands, except per share amounts)

	Three Months Ended June 30,				Three Months Ended June 30,
	2009	2009		2009	2008	2008		2008
	GAAP	Adjustments		Non-GAAP	GAAP	Adjustments		Non-GAAP

Income from operations	$151,670	$9,653	(a)	$161,323	$119,678	$16,379	(c)	$136,057

Operating margin	19.5%	1.3%	(a)	20.8%	17.5%	2.3%	(c)	19.8%

Diluted earnings per share	$0.47	$0.03	(e)	$0.50	$0.35	$0.04	(e)	$0.39

	Six Months Ended June 30,				Six Months Ended June 30,
	2009 GAAP	2009 Adjustments		2009 Non-GAAP	2008 GAAP	2008 Adjustments		2008 Non-GAAP

Income from operations	$289,800	$22,361	(b)	$312,161	$231,373	$30,280	(d)	$261,653

Operating margin	19.0%	1.5%	(b)	20.5%	17.4%	2.3%	(d)	19.7%

Diluted earnings per share	$0.85	$0.06	(e)	$0.91	$0.69	$0.08	(e)	$0.77

Notes:

(a)	Adjustment to exclude stock-based compensation of $8,386 and stock-based Indian fringe benefit tax expense of $1,267 from income from operations of which $4,140 was reported in cost of revenues and $5,513 was reported in selling, general and administrative expenses in our unaudited condensed consolidated statements of operations.

(b)	Adjustment to exclude stock-based compensation of $20,149 and stock-based Indian fringe benefit tax expense of $2,212 from income from operations of which $8,588 was reported in cost of revenues and $13,773 was reported in selling, general and administrative expenses in our unaudited condensed consolidated statements of operations.

(c)	Adjustment to exclude stock-based compensation of $10,464 and stock-based Indian fringe benefit tax expense of $5,915 from income from operations of which $6,817 was reported in cost of revenues and $9,562 was reported in selling, general and administrative expenses in our unaudited condensed consolidated statements of operations.

(d)	Adjustment to exclude stock-based compensation of $23,448 and stock-based Indian fringe benefit tax expense of $6,832 from income from operations of which $12,763 was reported in cost of revenues and $17,517 was reported in selling, general and administrative expenses in our unaudited condensed consolidated statements of operations.

(e)	Adjustment to exclude the per share effect of stock-based compensation expense net of the related tax benefit and stock-based Indian fringe benefit tax expense. The stock-based Indian fringe benefit tax expense is a nondeductible expense since the cost is recovered from employees.